 FOR IMMEDIATE RELEASE
June 18, 2003

Tellabs closes acquisition of Vivace Networks
MCI, NTT Communications among the first to choose new Tellabs® 8800 series

Naperville, Ill. – Tellabs completed its $135 million acquisition of Vivace Networks, a leading provider of flexible, high-performance multi-service edge switches. The closing of the Vivace Networks acquisition follows Tellabs' receiving Hart-Scott-Rodino approval from the Federal Trade Commission on June 3 and subsequent Vivace stockholder approval.

The acquisition enables Tellabs to expand into the high-growth global service provider edge router and switch market, estimated at $3 billion in 2003 and growing to $5 billion by 2005, according to industry analyst Infonetics Research. The acquisition brings two new complementary products to Tellabs that will become the Tellabs 8800 series:

  The Tellabs® 8860 Multi-service Switch Router (formerly the Viva5100 Multiservice IP™ Switch), which offers 320 Gbps of full-duplex switching capacity in half a rack, making it ideal for larger central offices.
  The Tellabs® 8820 Multi-service Switch Router (formerly the Viva1050 Multiservice IP™ Switch), a flexible high-performance service edge switching platform that provides up to 16 Gbps of port density in a compact form factor ideal for small central offices (COs) or points-of-presence (POPs), as well as carrier-owned customer-premise or multi-tenant building locations.

Among the early customers for the Tellabs 8800 series are MCI in the United States and NTT Communications Corporation in Japan. MCI has selected the Tellabs 8860 Multi-service Switch Router to power its MAE® Services Internet Exchange, which ties Internet service providers (ISPs) together to enable them to smoothly exchange Internet routes and large volumes of traffic. NTT Communications selected Vivace to complete a new nationwide, broadband multi-service MPLS network that delivers a full range of services including new IP, Ethernet, Frame Relay and ATM services on a single platform, while greatly reducing operating cost and minimizing capital equipment costs.

"Tellabs can help customers such as MCI and NTT Communications migrate from today's services to the most profitable data services of tomorrow," said Michael J. Birck, chairman and chief executive officer of Tellabs. "This acquisition is the next step towards Tellabs' profitable growth."

"Now Tellabs offers one of the most cost-effective and complete transport and data networking solutions for service provider customers worldwide," said Ed Kennedy, president of Tellabs North America. "By adding the Tellabs 8800 series to our portfolio of carrier-class transport and access systems, we can help customers reduce operating and capital expenses as they deliver profitable new IP and MPLS data services."

Tellabs intends to retain Vivace Networks' offices in San Jose. Ken Koenig, former CEO and co-founder of Vivace Networks, becomes Tellabs senior vice president, advanced data products, and reports to Kennedy.

Tellabs enables service providers to leverage their existing infrastructure to cost-effectively migrate their existing Frame Relay and ATM data networks to the new profitable IP and MPLS services of the future. With the addition of the Tellabs 8860 and Tellabs 8820 multi-service switch routers, now Tellabs can provide data solutions that collectively manage traffic at Layers 0/1 of the network (the physical layer) and seamlessly pass these services to data networking elements that operate at Layer 2 (data link layer) to Layer 3 (network layer).

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs™ — most telephone calls and Internet sessions in several countries, including the United States, flow through the company's equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

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